news release
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Contacts:	For news media – Ryan Hill, 610-774-5997
For financial analysts – Andy Ludwig, 610-774-3389

PPL Corporation supportive of Ofgem decision to forgo mid-period review
United Kingdom regulator sees no need for review of RIIO-ED1 following consultation
ALLENTOWN, Pa. (April 30, 2018) – PPL Corporation announced today that it is supportive of U.K. utility regulator Ofgem’s decision to forgo any mid-period review of utility requirements or revenues during RIIO-ED1, the U.K.’s current eight-year price control period for electricity distribution companies.
Prior to today’s decision, Ofgem had sought feedback from stakeholders regarding the need for – and potential scope of – any mid-period review during RIIO-ED1, which extends until March 31, 2023.
“We believe Ofgem, through its consultation process, arrived at the best outcome for all stakeholders,” said William H. Spence, chairman, president and Chief Executive Officer for PPL Corporation, which has electricity distribution operations serving nearly 8 million customers in the U.K. “We appreciated the opportunity to share our views with Ofgem during the public input phase, and we are pleased they determined that the guidelines established at the outset of RIIO-ED1 were appropriate.”
Ofgem’s RIIO-ED1 framework provides revenue stability for distribution network operators while controlling costs to consumers, strengthening the reliability and resilience of the grid, and improving customer satisfaction. In addition, the U.K. regulation promotes continual investment in energy networks and greater innovation.
Evidence from the first two years of RIIO-ED1 indicates it is on course to deliver on its objectives. The U.K.’s distribution network operators have performed well against their targets, service quality has improved, and prices have fallen.
Under RIIO-ED1, PPL subsidiary Western Power Distribution has continued to invest in improved performance, with power outages during the 2016-17 reporting year down 31 percent from 2012. At the same time, the company has led all U.K. distribution network operator groups in customer satisfaction for the sixth year in a row, reduced its business carbon footprint and continued to develop innovative solutions to connect more distributed energy resources to local networks.
“We look forward to continuing to deliver positive outcomes for customers and fair returns for our shareowners moving forward,” said Spence. “And we remain focused on building on this progress and meeting our commitments as we continue through RIIO-ED1.”

Headquartered in Allentown, Pa., PPL Corporation (NYSE: PPL) is one of the largest companies in the U.S. utility sector. PPL’s seven high-performing, award-winning utilities serve 10 million customers in the U.S. and United Kingdom. With more than 12,000 employees, the company is dedicated to providing exceptional customer service and reliability and delivering superior value for shareowners. To learn more, visit www.pplweb.com.